Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-240300

Issuer Free Writing Prospectus, dated February 2, 2021

The Boeing Company

Final Term Sheet

$1,325,000,000 1.167% Senior Notes due 2023

Summary of Final Terms

Dated February 2, 2021

Issuer	The Boeing Company

Principal Amount	$1,325,000,000

Trade Date	February 2, 2021

Settlement Date (T+2)	February 4, 2021

Maturity Date	February 4, 2023

Treasury Benchmark	UST 0.125% due January 31, 2023

Treasury Price / Yield	100-00+ / 0.117%

Spread to Treasury	105 bps

Reoffer Yield	1.167%

Price to Public[1]	100.000%

Gross Fee Spread	0.200%

Coupon (Interest Rate)	1.167%

Interest Payment Dates	February 4 and August 4

First Interest Payment Date	August 4, 2021

Call Provision	MWC @ T + 20 bps at any time prior to maturity; par call at any time on or after February 4, 2022

CUSIP / ISIN	097023 DD4 / US097023DD43

Joint Book-Running Managers

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

BBVA Securities Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

SG Americas Securities, LLC

Senior Co-Managers	Commerz Markets LLC Credit Agricole Securities (USA) Inc. Santander Investment Securities Inc.

Co-Managers	Academy Securities, Inc. Loop Capital Markets LLC PNC Capital Markets LLC

$3,000,000,000 1.433% Senior Notes due 2024

Summary of Final Terms

Dated February 2, 2021

Issuer	The Boeing Company

Principal Amount	$3,000,000,000

Trade Date	February 2, 2021

Settlement Date (T+2)	February 4, 2021

Maturity Date	February 4, 2024

Treasury Benchmark	UST 0.125% due January 15, 2024

Treasury Price / Yield	99-26+ / 0.183%

Spread to Treasury	125 bps

Reoffer Yield	1.433%

Price to Public[1]	100.000%

Gross Fee Spread	0.250%

Coupon (Interest Rate)	1.433%

Interest Payment Dates	February 4 and August 4

First Interest Payment Date	August 4, 2021

Call Provision	MWC @ T + 20 bps at any time prior to February 4, 2022; par call at any time on or after February 4, 2022

CUSIP / ISIN	097023 DE2 / US097023DE26

Joint Book-Running Managers

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Senior Co-Managers	BBVA Securities Inc. Commerz Markets LLC Credit Agricole Securities (USA) Inc. SG Americas Securities, LLC

Co-Managers	Academy Securities, Inc. Loop Capital Markets LLC PNC Capital Markets LLC

$5,500,000,000 2.196% Senior Notes due 2026

Summary of Final Terms

Dated February 2, 2021

Issuer	The Boeing Company

Principal Amount	$5,500,000,000

Trade Date	February 2, 2021

Settlement Date (T+2)	February 4, 2021

Maturity Date	February 4, 2026

Treasury Benchmark	UST 0.375% due January 31, 2026

Treasury Price / Yield	99-203/4 / 0.446%

Spread to Treasury	175 bps

Reoffer Yield	2.196%

Price to Public[1]	100.000%

Gross Fee Spread	0.350%

Coupon (Interest Rate)	2.196%

Interest Payment Dates	February 4 and August 4

First Interest Payment Date	August 4, 2021

Call Provision	MWC @ T + 30 bps at any time prior to February 4, 2023; par call at any time on or after February 4, 2023

CUSIP / ISIN	097023 DG7 / US097023DG73

Joint Book-Running Managers

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Senior Co-Managers	BBVA Securities Inc. MUFG Securities Americas Inc. Santander Investment Securities Inc. SG Americas Securities, LLC

Co-Managers	Academy Securities, Inc. Loop Capital Markets LLC PNC Capital Markets LLC

Notes:

1	Plus accrued interest, if any, from February 4, 2021.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, or Wells Fargo Securities, LLC at 1-800-645-3751.